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Exhibit 99.1

[BAUSCH & LOMB LOGO]	News

Bausch & Lomb Commences Exchange Offer For
Convertible Securities

FOR RELEASE MONDAY, NOVEMBER 15, 2004

        ROCHESTER, N.Y.—Bausch & Lomb (NYSE: BOL) announced today that it is offering to exchange up to $160 million aggregate principal amount of its outstanding Floating Rate Convertible Senior Notes due 2023 (the "Old Notes") for an equal amount of its 2004 Senior Convertible Securities due 2023 (the "New Securities"). Bausch & Lomb is offering to exchange $1,000 of principal amount of the New Securities plus a cash payment of $2.50 for each $1,000 of principal amount of the Old Notes.

        The terms of the New Securities are consistent with those of the Old Notes except that (i) the settlement upon conversion of the New Securities will be paid in cash up to the principal amount of the converted New Securities with any excess of the conversion value settled in shares of Bausch & Lomb common stock, and (ii) the conversion rate for the New Securities will be increased under certain circumstances if they are converted in connection with certain change of control transactions occurring prior to July 31, 2010.

        The full terms of the exchange offer, a description of the New Securities and the material differences between the New Securities and the Old Notes and other information relating to Bausch & Lomb are set forth in a preliminary prospectus dated Nov. 15, 2004, and filed with the Securities and Exchange Commission.

        The exchange offer will expire at 5 p.m. New York City time on Tuesday, Dec. 14, 2004, unless extended or terminated. Holders must tender their Old Notes prior to that time if they wish to participate in the exchange offer. Citigroup Global Markets Inc. is dealer manager and Citibank N.A. is the exchange agent for the exchange offer.

        A registration statement with respect to the New Securities and the exchange offer has been filed with the Securities and Exchange Commission but is not yet effective. The New Securities may not be issued and the exchange offer may not be completed prior to the time the registration statement becomes effective. This announcement is neither an offer to sell nor a solicitation of an offer to buy or exchange the New Securities or the Old Notes. The exchange offer is made solely by the Company's preliminary prospectus dated Nov. 15, 2004, including any supplements thereto, which may be obtained from the information agent for the exchange offer:

Georgeson Shareholder
17 State Street, 10th Floor
New York, NY 10004
866-873-6981 (Toll Free)

Banks and Brokerage Firms please call:
212-440-9800

or on the website of the Securities and Exchange Commission (www.sec.gov).

# # #

News Media Contact:
Margaret Graham
585.338.5469
 Margaret.Graham@bausch.com

Investor Relations Contact:
Daniel L. Ritz
585.338.5802
 Daniel.L.Ritz@bausch.com

        Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world. Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Celebrating its 150th anniversary, the Company is headquartered in Rochester, New York. Bausch & Lomb's 2003 revenues were $2 billion; it employs approximately 11,500 people worldwide and its products are available in more than 100 countries. More information about the Company can be found on the Bausch & Lomb Web site at www.bausch.com. Copyright Bausch & Lomb.

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  Exhibit 99.1